Exhibit 99.1

9 Meters Biopharma, Inc. Receives USAN Approval to Use the Designated Nonproprietary Name Vurolenatide for Its Long-Acting GLP-1 Agonist for Short Bowel Syndrome

RALEIGH, NC / ACCESSWIRE / May 17, 2021 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage biotechnology company focused on rare and unmet needs in gastroenterology, announced today that the United States Adopted Names (USAN) Council has officially designated the Company’s long-acting injectable glucagon-like peptide-1 (GLP-1) receptor agonist drug candidate for short bowel syndrome, NM-002, as “vurolenatide.”

“Unlike other agents in development for short bowel syndrome, vurolenatide is distinct not only from other GLP-1 agonists, but especially from GLP-2 agonists. As demonstrated recently in our Phase 1b/2a study, its potential includes rapid onset, sustained duration, and improvement in total stool output (TSO)—which mitigates the chronic diarrhea that profoundly impacts the quality of life for SBS patients," said John Temperato, President & Chief Executive Officer of 9 Meters.

Patrick H. Griffin, M.D., Chief Medical Officer of 9 Meters, added, “The endpoints and inclusion criteria we plan to deploy in our clinical programs are unique to vurolenatide, have been developed after consultation with the FDA and are intended to reflect what we believe are vurolenatide’s clinical advantages. We look forward to initiating the first and largest placebo-controlled, randomized, parallel group Phase 2 trial ever conducted in SBS in the coming weeks, which will recruit a full spectrum of post-surgical patient phenotypes and will utilize total stool output (TSO) as the primary efficacy endpoint.”

About Vurolenatide (formerly NM-002)

Vurolenatide, a novel chemical entity, is a long-acting injectable glucagon-like peptide-1 (GLP-1) receptor agonist that utilizes proprietary XTEN® technology to extend its circulating half-life. Vurolenatide has been shown to improve gastric motility in multiple post-surgical phenotypes of short bowel syndrome (SBS) patients by slowing digestive transit time. This mechanism is intended to improve intestinal absorption of nutrients and water and reduce diarrhea for all patients regardless of parenteral support requirements. In late 2020, 9 Meters announced positive topline data from its Phase 1b/2a study in adult SBS patients, and the company plans to initiate the largest placebo-controlled Phase 2 trial in SBS in an ambulatory setting in Q2 2021, which will include patients with all post-surgical phenotypes of SBS regardless of their parenteral support requirements. An FDA meeting communication conducted in Q1 2021 supports utilizing total stool output (TSO) as the primary efficacy outcome measure in the Company’s planned vurolenatide Phase 2 study.

About Short Bowel Syndrome

According to the National Institute of Diabetes, and Digestive and Kidney Diseases (NIDDK), SBS is a rare syndrome related to poor absorption of nutrients due to at least half of the small intestine, and sometimes all or part of the large intestine, being removed; significant damage to the small intestine; or poor motility, or movement inside of the intestines. The incidence of SBS is not precisely known but is estimated at about 5 to 10 patients per million people per year. In adults, the incidence of SBS requiring at-home parenteral nutrition is estimated at two adult patients per million people per year. Pharmacologic therapies for SBS include trophic factors, such as short-acting daily injectable GLP-2 analogues, which may not be appropriate for all patient types.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing vurolenatide, a proprietary long-acting GLP-1 agonist, into a Phase 2 trial for short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements

This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: uncertainties associated with the clinical development and regulatory approval of product candidates; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs . Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:

Edward J. Sitar

Chief Financial Officer

9 Meters Biopharma, Inc.

investor-relations@9meters.com

www.9meters.com

Media Contact:

Veronica Eames

LifeSci Communications, LLC

veames@lifescicomms.com

203-942-4626

Investor Contact:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

212-915-2577